                                                                   EXHIBIT 10.10
                                                                   -------------

                          TRADEMARK LICENSE AGREEMENT

                                    BETWEEN

                              RYDER SYSTEM, INC.

                                      AND

                                RYDER TRS, INC.

                               OCTOBER 17, 1996

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.   Definitions............................................................   1
2.   Grant of Rights........................................................   5
3.   Term...................................................................   7
4.   Descriptors; New Trademarks; Trade Names...............................   7
5.   Quality Control........................................................   9
6.   Mark Ownership and Protection..........................................  11
7.   Approvals..............................................................  12
8.   Infringement and Defense...............................................  13
9.   Independent Contractor.................................................  14
10.  Indemnification........................................................  15
11.  Insurance..............................................................  16
12.  Default and Termination................................................  18
13.  Obligations Upon Termination or Expiration.............................  20
14.  Amendments and Waivers / Attorney Fees.................................  22
15.  Assignment.............................................................  22
16.  Confidentiality........................................................  23
17.  Entire Agreement.......................................................  23
18.  Survival...............................................................  23
19.  Counterparts: Facsimile Signatures.....................................  23
20.  Notices................................................................  23
21.  Dispute Resolutione Governing Law and Jurisdiction.....................  24
22.  Severability...........................................................  25
23.  Interpretations Absence of Presumption.................................  25

                          TRADEMARK LICENSE AGREEMENT

    This Agreement is entered into and effective on this 17th day of October, 1996 by and between Ryder System, Inc., a Florida corporation with its principal place of business at 3600 N.W. 82nd Avenue, Miami, Florida, 33166 (hereinafter "Licensor") and Ryder TRS, Inc. (f/k/a RCTR Holdings, Inc.), a Delaware corporation with its principal place of business at 8669 N.W. 36th Street, Miami, Florida 33166 (hereinafter "Licensee").

    WHEREAS, Licensor's wholly owned subsidiary Ryder Truck Rental, Inc. and Licensee are parties to an Asset Purchase Agreement dated September 19, 1996 (the "Asset Purchase Agreement") under which Licensee has purchased certain assets and businesses from Ryder Truck Rental, Inc. and under which the parties have agreed that Licensee will be granted a license to use certain service marks and trademarks in connection with certain services offered by Licensee.

     NOW, THEREFORE, in consideration of the rights and obligations set forth herein and in the Asset Purchase Agreement, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.  Definitions.  The following terms, when used in this Agreement, shall have
    -----------
the respective meanings set forth in this Section 1.

     1.1    Accessories.  The term "Accessories" shall mean hand trucks, moving
            -----------
dollies, furniture pads and similar accessory items owned by Licensee and used for the Rental Business.

     1.2    Agreement.  The term "Agreement" shall have the meaning set forth in
            ---------
the first paragraph hereof.

     1.3    Asset Purchase Agreement.  The term "Asset Purchase Agreement" shall
            ------------------------
have the meaning set forth in the second paragraph hereof.

     1.4    Business.  The term "Business" shall mean the Rental Business and
            --------
the Move Management Business.

     1.5    Dealer.  The term "Dealer" shall mean any Person (as that term is
            ------
defined in the Asset Purchase Agreement) that serves as Licensee's commissioned sales agent for the Rental Business.

     1.6    Division.  The term "Division" shall mean Ryder Truck Rental, Inc.'s
            --------
Consumer Truck Rental Division, which includes Ryder Move Management, Inc. and Ryder Move Management, Inc.'s subsidiaries.

     1.7    Heavy Duty Rentals.  The term "Heavy Duty Rentals" shall mean rental
            ------------------
of trucks or other vehicles with a
manufacturer's gross vehicle weight rating of 26,000 pounds or more.

     1.8    Leasing.  The term "Leasing" shall mean surrendering possession and
            -------
the right to use a vehicle, for a period in excess of ninety days for consideration, except under circumstances which satisfy the requirements of (a),
(b) and (c) of 1.19 below. Furnishing a vehicle pursuant to a contract with a stated term of ninety days or less which is extended or renewed and does not satisfy the requirements of (a), (b) and (c) of 1.19 below shall be considered Leasing.

     1.9    Licensed Services.  The term "Licensed Services" shall mean Services
            -----------------
and New Services offered or sold by Licensee under the Marks.

     1.10   Licensor's New Mark.  The term "Licensor's New Mark" shall mean the
            -------------------
modified form and manner of the RYDER mark, the color scheme, the slogan and the logo (each element and the composite thereof) adopted by Licensor on or about August 1, 1996, a copy of which is attached as Schedule 1.

     1.11   Light Commercial Rental Business.  The term "Light Commercial Rental
            --------------------------------
Business" shall mean (a) the rental of Light Duty Trucks within the Territory for the transport of goods within the Territory for a business purpose, and (b) in connection therewith, (i) any rental of Accessories or Towing Equipment, (ii) any sale of Protection Products, and (iii) any sale of boxes or other moving supplies (e.g., rope, tape, bubble wrap, locks and similar moving supplies).
The term "One-Way Light Commercial Rental Business" shall mean Light Commercial Rental Business where the Light Duty Truck is picked up at one rental office and dropped off at another rental office more than 35 miles from the rental office where such Light Duty Truck was picked up. The term "Local Light Commercial Rental Business" shall mean Light Commercial Rental Business where the Light Duty Truck is picked up and dropped off at the same rental office or another rental location within 35 miles.

     1.12   Light Duty Trucks.  The term "Light Duty Trucks" shall mean trucks
            -----------------
(excluding refrigerated trucks and stake trucks) owned by Licensee (or leased by Licensee from affiliates of Licensee) with a manufacturer's gross vehicle weight rating of less than 26,000 pounds.

     1.13   Local Consumer Rental Business.  The term "Local Consumer Rental
            ------------------------------
Business" shall mean (a) the rental of Light Duty Trucks within the Territory to individuals for the transport of goods within the Territory for a non-business purpose, which Light Duty Trucks are returned to the original renting office, and (b) in connection therewith, (i) any rental of Accessories or Towing Equipment, (ii) any sale of Protection Products, and (iii) any sale of boxes or other moving supplies (e.g., rope, tape, bubble wrap, locks and similar moving supplies).

     1.14   Marks.  The term "Marks" shall mean only those trademarks and
            -----
service marks (registered or unregistered) identified in Schedule 2, and any other marks that Licensor may specifically designate in writing from time to time.

     1.15   Move Management Business.  The term "Move Management Business" shall
            ------------------------
mean (a) providing moving management services to corporate and other business customers for the purpose of arranging the (i) packing, loading, and/or movement of the household goods of their employees/members (or future employees/members) who are relocating to take a position (or a different position) with the customer or (ii) rental of a Light Duty Truck to such employee/member so that he/she can transport his/her own household goods, (b) arranging such services directly for individuals, (c) offering to individuals for whom such moves or rentals are arranged, real estate brokerage referrals and/or certain assistance as a mortgage broker, and (d) providing the following employee/member relocation services for corporate and other business customers; (i) offering tax gross-up services to reflect the impact of the individuals' move, and corporate relocation and relocation policy consulting services, mortgage brokerage, and
(ii) through referral to third parties, home finding, home buyout and equity funding, home purchase assistance, home marketing, property resale and closing services, home inspections, interim housing, spousal job assistance, and locating dependent care. In no event shall a Person (as that term is defined in the Asset Purchase Agreement) be deemed to be engaging in the Move Management Business due to performance of activities which constitute or are included in the Light Commercial Rental Business or Local Consumer Rental Business. Move Management Business shall not include Leasing or Heavy Duty Rentals.

     1.16   New Services.  The term "New Services" shall mean services that are
            ------------
not offered by the Division under the Marks on the date of execution of this Agreement provided such services (a) are complementary and related to the Rental Business or Move Management Business, (b) shall in no event in any way involve driver rental or leasing, integrated logistics services, dedicated contract carriage, cartage, common or contract carriage, truck maintenance to third parties, car rental, Leasing or Heavy Duty Rentals, and (c) do not otherwise violate this Agreement. It is understood that New Services shall include: (a) public self storage facilities in connection with the Rental Business or Move Management Business at locations operated by Licensee or a Dealer offering the Rental Business or the Move Management Business, (b) any services constituting the moving and management of moving of individuals' personal household goods from one location to another within the Territory, and (c) services within the Business not offered by the Division under the Marks on the date of execution of this Agreement.

     1.17   One-Way Consumer Rental Business.  The term "One-Way Consumer Rental
            --------------------------------
Business" shall mean (a) the rental of Light Duty

Trucks within the Territory to individuals for the transport of goods within the Territory for a non-business purpose, which Light Duty Trucks are not returned to the original renting office, and (b) in connection therewith, (i) any rental of Accessories or Towing Equipment, (ii) any sale of Protection Products, and
(iii) any sale of boxes or other moving supplies (e.g., rope, tape, bubble wrap, locks and similar moving supplies).

     1.18   Protection Products.  The term "Protection Product" shall mean the
            -------------------
risk assurances sold to customers of the Rental Business under the following names: TowGuard Protection, Personal Accident and Cargo Protection, Supplemental Liability Protection, Physical Damage Waiver and Limited Damage Waiver, and any successor or other similar risk assurance arrangements made available to such customers.

     1.19   Rental.  The term "rental," when used independently of any other
            ------
defined term, shall mean a surrender of possession and right to use a vehicle, for a period of ninety days or less, for consideration. Such initial period of ninety days or less may be extended/renewed for successive periods of ninety days or less and still be considered a "rental" only if (a) the total period of possession and use under such initial period and all extensions/renewals do not exceed one year, (b) there is no significant penalty or vehicle purchase obligation for failure to extend or renew, and (c) the vehicle is not identified with the customer's name, color or logo (other than any legally required placard indicating the identity of the customer).

     1.20   Rental Business.  The term "Rental Business" shall mean the Light
            ---------------
Commercial Rental Business, the Local Consumer Rental Business and the One-Way Consumer Rental Business.

     1.21   Services.  The term "Services" shall mean Used Truck Sales and those
            --------
services offered by the Division within the Business under the Marks on the date of execution of this Agreement.

     1.22   Territory.  The term "Territory" shall mean the contiguous forty-
            ---------
eight states of the United States of America and the State of Alaska.

     1.23   Towing Equipment.  The term "Towing Equipment" shall mean tow
            ----------------
dollies, car carriers and similar towing equipment owned by Licensee and used for the Rental Business.

     1.24   Trade Name.  The term "trade name" shall mean any trade, business,
            ----------
corporate or domain name.

     1.25   Used Truck Sales.  The term "Used Truck Sales" shall mean sales of
            ----------------
Light Duty Trucks formerly used by Licensee in connection with the Business and the Household Goods Moving

Business, provided any Marks thereon have been removed prior to or at the time of sale.

2.   Grant of Rights.
     ---------------

     2.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee the right and license, during the term of this Agreement, to use in the Territory:

            (a) the Marks only in connection with the marketing and sale of Services and New Services, and

            (b)   the Mark RYDER as part of a trade name for the Licensed
                  Services.

     2.2 Licensee shall only have the right to grant non-exclusive restricted sublicenses of its Section 2.1(a) rights to Dealers, provided, however, that

            (a) Without Licensor's prior consent, Licensee will not grant any Dealer the right to use any of the Marks on vehicles or in any manner not permitted of Dealers on the date of execution hereof,

            (b) the rights granted shall not be inconsistent with or more extensive in scope or manner than Licensee's rights under this Agreement or in violation of any other restriction imposed on Licensee under any other agreements with Licensor,

            (c) all Dealer uses of the Marks must be approved by Licensor to the extent required by the provisions of this Agreement,

            (d) all goodwill generated by use of the Marks by Dealers shall automatically inure to the benefit of Licensor and/or is hereby assigned by Licensee to Licensor,

            (e) Licensee will be directly liable for any acts of Dealers which violate the terms of this Agreement,

            (f) Licensee will not grant any Dealer the right to use any of the Marks as part of a Dealer trade name or in any phone book advertising,

            (g) each sublicense granted shall be personal to the Dealer (with no right to assign or sublicense) and shall terminate immediately upon termination of the respective Dealer agreement or upon request by Licensee,

            (h) Licensee will not appoint as a Dealer (i) any party listed in or covered by Schedule 3, Paragraph 8, or (ii) any Affiliate (as that term is defined in the Asset Purchase Agreement) of such party (provided Licensee has actual knowledge of such affiliation and such Affiliate shares such party's name and engages in Leasing, Heavy Duty Rentals and/or integrated logistics services), and

            (i) Within a reasonable period following execution hereof, Licensee will incorporate the obligations of this Section in a written instrument approved by Licensor, which instrument Licensee will require all Dealers appointed following execution hereof to sign (except Licensor).

     2.3 Licensor will not itself use or grant to any other party the right to use the Marks for One-Way Consumer Rental Business (except Licensor may use the Marks as a Dealer in accordance with the Dealer Agreement between Ryder Truck Rental, Inc. and Licensee dated October 17, 1996 ("Dealer Agreement")), One-Way Light Commercial Rental Business (except Licensor may use the Marks as a Dealer in accordance with the Dealer Agreement) or Move Management Business.
For purposes of this Section 2.3 only, it is understood and agreed that a rental that is covered by the definition of One-Way Consumer Rental Business which is picked up by a customer at one office and dropped off at another office which is within thirty-five miles of the pickup office is not One-Way Consumer Rental Business.

     2.4 Licensor will not grant to any party who is not affiliated with Licensor the right to use the Marks for Local Light Commercial Rental Business. For the purposes of this Section 2.4, "affiliated" shall mean, for the duration of the Term hereof, any other party in which Licensor has at least a fifty percent (50%) economic interest and which Licensor directly, or through one or more intermediaries, controls or is under common control with, and, if such a party is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any party who is controlled by any such member or trust. As used in this definition, "control" (including, with a correlative meaning "under common control with") shall mean possession, directly or indirectly, or power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interest, by contract or otherwise).

     2.5 Licensor will not grant to any other party the right to use the Marks for Local Consumer Rental Business.

     2.6 Nothing herein shall prohibit Licensor from using or licensing another party to use the Marks in any way which does not violate Sections 2.3,
2.4 and 2.5 hereof or Section 6.2(a) of the Asset Purchase Agreement.

     2.7 Licensor and Licensee acknowledge that all rights, licenses and privileges not specifically granted to Licensee under this Agreement are excluded from this Agreement.

3.   Term.
     ----

     3.1 This Agreement shall extend for a period of ten (10) years from the date of this Agreement ("Term"), unless sooner terminated pursuant to Section 12.

     3.2 At the expiration or upon termination of this Agreement, Licensor will grant Licensee a non-exclusive, royalty-free right and license in perpetuity to use in the Territory for the Light Commercial Rental Business, One-Way Consumer Rental Business and Local Consumer Rental Business the trademark consisting of the color yellow as applied to trucks and moving vans and red stripes as applied to trucks and moving vans (United States Trademark Application No. 74/735715) on the terms and conditions in the agreement attached as Exhibit A.

4.   Descriptors; New Trademarks; Trade Names.
     ----------------------------------------

     4.1 Licensor acknowledges that Licensee may, at any time during the term of this Agreement, use in connection with the marketing and sale of Licensed Services terms that describe (or that Licensee purports describe) the nature of the Licensed Services (e.g., moving services) (hereinafter "Descriptors") and/or new trademarks or service marks (i.e., distinctive words, letters, numerals, symbols, designs, shapes, color schemes and/or combinations thereof, hereinafter "New Trademarks") in addition to or in lieu of the Marks.

          All Descriptors and New Trademarks (including the Successor Mark) must conform to the selection requirements set forth in Schedule 3 and be approved by Licensor in advance, which approval shall not be unreasonably withheld.
Licensor will designate an employee of Licensor to be a member of and reasonably participate (without prejudice to any of Licensor's rights under this Agreement or otherwise, including without limitation, the requirement that such Successor Mark be approved in accordance with Section 7.3 of this Agreement) in Licensee's committee to select a Successor Mark.

     4.2    Licensee will adopt and begin use of a Descriptor:

            (a) on all vehicles acquired or re-decalled following execution of this Agreement (except vehicles purchased up to the time Licensor completes the 1997 Vehicle Trade and Body Package (as that term is defined in the Asset Purchase Agreement) and "in serviced" by August 31, 1997, provided the vehicle decalling is substantially similar to the decalling on the vehicles purchased in the 1996 Vehicle Trade and Body Package),

            (b) in connection with all New Services introduced following execution of this Agreement, and

            (c) in all advertising, promotional and other materials produced or used following execution of this Agreement (except that Licensee may continue to use for up to six months certain mutually agreed upon materials which use the Marks but not a Descriptor and that are in existence on the date of execution of this Agreement).

     4.3 Notwithstanding the provisions of Section 4.2, (a) vehicles with decalling substantially similar to the decalling on the 1992, 1993, 1994, 1995 or 1996 model vehicles which are purchased by Licensee under the Asset Purchase Agreement, and (b) permanent signs with the Descriptor "Truck Rental" and which are in existence on the date of execution hereof shall be deemed approved on such vehicles and permanent signs (regardless of whether such vehicles or signs are used in connection with New Services) until the fifth anniversary of execution hereof.

     4.4 Licensee will select and adopt a New Trademark intended to be a successor trademark to the Marks (hereinafter "Successor Mark") and begin use of the Successor Mark:

            (a) on all vehicles acquired or re-decalled on the fifth anniversary of the date of execution of this Agreement or thereafter,

            (b) in connection with all New Services introduced on the fifth anniversary of the date of execution of this Agreement or thereafter, and

            (c) in all advertising, promotional and other materials produced or used on the fifth anniversary of the date of execution of this Agreement or thereafter.

     4.5 Licensee's initial and continued compliance with Section 4.4 prior to the fifth anniversary of execution of this Agreement shall be deemed compliance with Section 4.2.

     4.6 If Licensee wishes to use a trade name which includes the mark RYDER, that trade name must conform to the selection requirements of Schedule 3 and be approved by Licensor in advance, which approval shall not be unreasonably withheld.

5.   Quality Control.
     ---------------

     5.1 It is acknowledged that the Marks indicate to the public that services offered for sale or sold by Licensor and Licensee under the Marks are of a commercially consistent quality and standard.

     5.2 Licensee will provide Licensed Services under quality standards which are substantially equivalent to or stricter than those standards used by Licensor in connection with Licensor's services at the time of execution of this Agreement.

     5.3 Licensee agrees that all activities relating to the Licensed Services, including without limitation, all advertising, marketing and promotional activities shall be conducted in a dignified and professional manner. More specifically, but without limiting the generality of the foregoing, Licensee will not associate the Marks with the use of alcohol or illegal drugs. Licensee will not associate the Marks with any materials that are sexually provocative or otherwise offensive or scandalous. Licensee will not associate the Marks with any materials which employ racist, sexist or religious themes. Licensee will not associate the Marks with any of the names or trademarks in paragraph 8, Schedule 3 at the time in question. For purposes of the preceding sentence, "associate" shall include, without limitation, doing business through a common location, common employee, common telephone or data line, a common name or mark, or common marketing.

     5.4 Licensee will provide Services only in accordance with the written specifications set forth on Schedule 4. Licensee will provide New Services only in accordance with specifications that have been or may from time to time during the Term hereof be issued or approved by Licensor, such approval not to be unreasonably withheld.

     5.5 Licensee will use the Marks, the New Trademarks and the Descriptors only in accordance with the form and manner as set forth on Schedule 5.
Licensee will not make any changes to the graphic representation of the Marks or the font or type face in which the Marks are portrayed without Licensor's prior written consent. Licensee acknowledges and agrees that it has no right to and shall not use Licensor's New Mark. Moreover, Licensee agrees not to use white as the predominant color for revenue-producing vehicles used in connection with the Licensed Services.

     5.6 All new labels, signs, advertising (except certain outdoor signage), promotional and other materials bearing the Marks produced or used after execution of this Agreement shall include the following statement (or a modified statement as reasonably required by Licensor from time to time):

            RYDER(R) is a registered trademark of Ryder System, Inc. and is used under license.

          Licensee may continue to use for up to six months certain mutually agreed upon materials which use the Marks and that are in existence on the date of execution of this Agreement, but that do not include the above statement. Licensor and Licensee may agree from time to time on certain materials on which it is not practical to include the statement above. Vehicles purchased by Licensee under the Asset Purchase Agreement (or vehicles referenced in the parenthetical in Section 4.2(a)) and permanent signs which are in existence on the date of execution of this Agreement must include the statement on the fifth anniversary of execution of this Agreement and thereafter.

     5.7 Licensee covenants and agrees that the Licensed Services shall be offered and provided in conformance with all applicable laws and regulations (including applicable self-regulatory advertising guidelines) of all jurisdictions into which the Licensed Services may be directed by, or with the authority of Licensee, provided, however, that failure to comply with this Section shall not constitute a breach of this Agreement so long as Licensee's level of compliance is in accordance with generally accepted Licensed Services' industry standards.

     5.8 Licensee acknowledges that Licensor has an overriding interest in protecting the reputation of the Marks. Accordingly, if Licensee, at any time, has a reasonable basis to believe that any act or occurrence related to Licensee's trucks bearing the Marks or any of the Licensed Services offered or provided presents or has presented any threat to public health or safety or otherwise are likely to draw negative attention from any governmental agency, consumer or environmental group, media or other organization or any individual (any of such occurrences being an "Event"), Licensee will immediately notify Licensor of the facts giving rise to such belief or suspicion. In all such cases, Licensee will closely coordinate with Licensor with respect to any actions Licensee might take or permit and in respect to all public statements Licensee might make regarding the Event, and shall, after consultation with Licensor, follow all reasonable advice and instructions of Licensor with respect thereto.

     5.9 For purposes of this Agreement, Licensee agrees to maintain all records relating to specifications, consumer complaints and litigation relating to the Licensed Services and shall make such records available to Licensor for inspection upon Licensor's reasonable request. Such records (other than records relating to consumer complaints) shall be maintained for at least two (2) years after the matter to which they pertain is closed or for the period required by Licensee's document retention policy therefor, whichever is longer. Records relating to consumer complaints shall be maintained for at least one (1) year after the complaint is received or for the period required by Licensee's document retention policy therefor, whichever is longer. All records provided under this Section shall be considered to be confidential information subject to the provisions of Section 16.

     5.10 Licensee will permit Licensor or its authorized representatives to inspect, at any time during regular business hours, Licensee's facilities and records to determine whether Licensee is maintaining the quality standards set forth herein and complying with the terms and conditions of this Agreement and with all applicable laws and regulations.

     5.11 Licensee will give notice to Licensor sixty (60) days in advance of the introduction of any New Services.

6.   Mark Ownership and Protection.
     -----------------------------

     6.1 Licensor warrants and represents that to the best of its knowledge it is the owner of all right, title and interest in the registered Marks with full power to license the registered Marks hereunder.

     6.2 Licensor warrants and represents that to the best of its knowledge Licensee's use of the registered Marks in connection with Licensed Services does not infringe the rights of any third party.

     6.3 The warranties and representations set forth in Sections 6.1 and 6.2 are limited in scope to the goods and services recited in the trademark registrations for the Marks set forth on Schedule 2.

     6.4 Licensor will take all reasonable steps to prosecute the applications and maintain the registrations set forth on Schedule 2 during the Term hereof, provided use of the Marks subject to those applications and registrations is made throughout the Term.

     6.5 Licensee acknowledges and agrees that Licensor is, and Licensor or its successors or assigns shall remain, the owner of the Marks. Licensee shall acquire no ownership interest in the Marks throughout this Agreement or otherwise. All goodwill generated by the use of the Marks by Licensee shall inure to the benefit of Licensor.

     6.6 Licensee will fully cooperate with Licensor, at Licensor's expense, in efforts to obtain, perfect and enforce Licensor's rights in the Marks.

     6.7 Licensee will not on its behalf or on behalf of any other party, in any country or jurisdiction, register or attempt to register any of the Marks or Licensor's New Mark. Licensee further will not, in any country or jurisdiction, use, register or attempt to register any other trademark or trade name which is confusingly similar to any of the Marks or Licensor's New Mark.

     6.8 Licensee will not do or permit to be done any action or thing which will in any way impair Licensor's rights in and to the Marks or Licensor's New Mark.

     6.9 Licensee will not contest or assist any other party in contesting the validity of Licensor's ownership of the Marks or Licensor's New Mark.

7.   Approvals.
     ---------

     7.1 Licensee will submit to a designated representative of Licensor samples of all proposed uses of the Marks (including, without limitation, any proposed uses of the Marks by Dealers in accordance with this Agreement), including, without limitation, labels, signs and advertising and promotional materials bearing the Marks (which includes television and radio advertising, print advertising, on-line advertising (including home pages), and truck decalling) prior to their intended first use. Licensor will approve or disapprove Licensee's use of such materials no later than three (3) business days after receipt of the proposed materials from Licensee. Failure to respond within that time shall be deemed to constitute approval by Licensor under this
Section 7.1.

          Licensor and Licensee agree that commercial circumstances may require longer or shorter approval periods than those set forth herein and agree to work together in good faith to accommodate those circumstances, if possible.

          Any materials which have been approved by Licensor (and any materials substantially similar thereto) may be reused in the same medium by Licensee, without need to resubmit such reuses to Licensor for approval.

     7.2 Approval by Licensor of Licensee's presentation of the Marks shall not, in any manner, waive or limit Licensee's responsibility to comply with all relevant terms and conditions of this Agreement and all laws and regulations (including self-regulatory advertising guidelines) governing such uses, labels, signs and advertising and promotional materials.

     7.3    Licensee will submit requests for the approvals required under
Section 4 (Descriptors, New Trademarks and trade names) to the President of Licensor in writing, referencing the particular Section under which approval is sought, and setting forth all information reasonably required by Licensor to determine its approval or disapproval.

     7.4 Approval by Licensor of Licensee's selection of Descriptors, New Trademarks and trade names shall not, in any manner, waive or limit Licensee's responsibility to comply with all relevant terms and conditions of this Agreement and all laws and regulations governing use of descriptive terms, trademarks and trade names.

8.   Infringement and Defense.
     ------------------------

     8.1 Licensor shall have the sole right to control the prosecution and settlement of any action, suit, opposition or other proceeding (collectively, "Prosecution") respecting any infringement, dilution, tarnishment, unfair competition or passing off by a third party of, or with respect to, the Marks (collectively, "Infringement") including, without limitation, the decision whether to initiate a Prosecution.

     8.2 Licensor shall have the right to control the defense and settlement (collectively "Defense") of any allegation or claim by a third party of infringement, dilution, tarnishment, unfair competition or passing off of rights of such third party arising from Licensee's use of the Marks (collectively, "Claim") including, without limitation, the decision whether to undertake a Defense, provided, however, that in the event Licensor undertakes any Defense, Licensor shall promptly:

            (a) notify Licensee of any material developments with respect to such Defense,

            (b) deliver to Licensee a copy of all pleadings, correspondence and other material documents respecting such Defense, and

            (c) notify Licensee of any offers of settlement related to such Defense which it receives or which it proposes to make. Licensor shall not offer, or accept any offer of a settlement that contains any material term or condition (other than the receipt or payment of money by Licensor) which would have a material adverse impact on Licensee's use of the Marks without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed.

     8.3 Licensee will promptly notify Licensor of any Claim or any Infringement that comes to its attention. Licensor will within thirty (30) days from the date it receives notice from Licensee of a Claim or Infringement notify Licensee of its decision as to whether it will undertake the Defense or Prosecution respecting such Claim or Infringement. If Licensor elects not to undertake the Defense or Prosecution or does not give timely notice to Licensee of its decision with regard thereto, Licensee shall be authorized to undertake the Defense of such Claim (at Licensor's cost and expense to the extent the Claim arises out of Licensee's right to use the registered Marks in connection with the goods and services recited in the trademark registrations for the Marks, and otherwise at Licensee's sole cost and expense) or Prosecution of such Infringement (provided Licensee's Prosecution will not, in Licensor's reasonable opinion, adversely effect Licensor's ownership or use of the Marks) at its sole cost and expense; provided however, that Licensee will promptly:

            (a) notify Licensor of any material developments with respect to such Defense or Prosecution,

            (b) deliver to Licensor a copy of all pleadings, correspondence and other material documents respecting such Defense or Prosecution, and

            (c) notify Licensor of any offers of settlement related to such Claim or Infringement which it receives or which it proposes to make. Licensee shall not offer, or accept any offer of, a settlement that contains any material term or condition other than the receipt or payment of money by Licensee without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.

     8.4 In the event Licensee undertakes any Defense or Prosecution, Licensor reserves the right at any time to assume said Defense or Prosecution at its own expense.

          If any Prosecution results in a monetary judgment in favor of Licensor or Licensee, the parties will negotiate in good faith an appropriate allocation of those proceeds, after reimbursement of all attorneys' fees and costs incurred in connection with said Prosecution has been made to the party bearing such fees and costs.

9.   Independent Contractor.
     ----------------------

     9.1 This Agreement does not create a fiduciary relationship between Licensor and Licensee. Licensee shall be an independent contractor. Nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee, franchisee, or servant of the other for any purpose.

     9.2 Nothing in this Agreement authorizes Licensee to make any contract, agreement, warranty, or representation on Licensor's behalf, or to incur any debt or other obligation in Licensor's name. Licensor shall in no event assume liability for, or be deemed liable to or for Licensee as a result of any such action or by reason of any act or omission of Licensee in its conduct of the Licensed Services.

10.         Indemnification.
            ---------------

     10.1 Licensee shall indemnify and hold harmless Licensor, its successors and assigns and each of their affiliates, officers, directors and employees from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys' fees and expenses) actually suffered or incurred by it, actually arising out of or resulting from:

            (a) the failure by Licensee to meet any Licensee or Dealers' obligations hereunder, or

            (b) any actual or alleged destruction of property, injury, death, loss or damage arising out of the offer or provision of Licensed Services.

          At its sole option, Licensor may require Licensee to defend Licensor against any claim under Section 10.1(a) or (b), using Licensee's own counsel that meets Licensor's reasonable approval.

     10.2 Licensor shall indemnify and hold harmless Licensee, its successors and permitted assigns and each of their affiliates, officers, directors and employees from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys fees and expenses) actually suffered or incurred by it, actually arising out of or resulting from:

            (a) the failure by Licensor to meet any of its obligations hereunder, including breach of the warranty in Section 6.1,
                  6.2 and 6.3,

            (b) any actual or alleged destruction of property, injury, death, loss or damage arising out of the offer or provision of Licensor's services under the Marks, or

            (c) Claims to the extent arising out of Licensee's right to use the registered Marks in connection with those goods and services recited in the trademark registrations for the Marks.

     10.3 Licensor shall not be liable or responsible in any manner to Licensee, whether for indemnification or otherwise, except for indemnity as expressly provided in this Section. Licensee acknowledges that Licensor is not making, has not made and disclaims any representations or warranties including, without limitation, any implied warranties except as set forth in Sections 2.3, 2.4, 2.5, 6.1, 6.2 and 6.3 of this Agreement.

11.  Insurance.
     ---------

     11.1   Types of Insurance Provided.  During the Term, Licensee will
            ---------------------------
maintain the types of insurance, in the coverage limits, listed in the insurance policy schedule set forth below (each, an "Insurance Policy"):

                           INSURANCE POLICY SCHEDULE

Type of Insurance Policy     Coverage Limits -

Standard Automobile          Twenty-Five Million and no/100 Dollars
Liability Insurance          ($25,000,000.00) Per Occurrence with an excess
Policy (the "Automobile      layer of at least Fifty Million and no/100 Dollars
Liability Insurance          ($50,000,000.00) aggregate
Policy")

Commercial General           Seventy-Five Million and no/100 Dollars
Liability Insurance          ($75,000,000.00)
Policy with Broad Form
Contractual Liability
Insurance Coverage (the
"CGL Insurance Policy")

Workers Compensation         Statutory

Employer's Liability         Five Million and no/100 Dollars ($5,000,000.00)


In the event that any Insurance Policy provides coverage on a "claims made" form rather than on an occurrence form, Licensee shall cause the coverage provided by each such policy to be kept in place for a period of one (1) year after the effective date of termination or expiration of this Agreement.

          Licensee may self insure up to One Million Dollars ($1,000,000) as a deductible.

     11.2   Insurance Policy Requirements.
            -----------------------------

          1.  Each liability Insurance Policy shall:

               a. be written by an insurance company reasonably acceptable to Licensor (it being understood that an insurance company rated A- or better by A.M. Best & Company is acceptable);

               b. name Licensee as an insured, and be amended to name Licensor, its employees, officers, directors, contractors, agents and affiliates (each an "Additional Insured") as additional insureds as their interests may appear;

               c. provide that if such insurance is canceled, or any material change is made in the coverage which affects the interest of any Additional Insured, such cancellation or change shall not be effective as to the Additional Insured for ten (10) days after receipt by the Additional Insured of written notice from such insurers of such cancellation or change;

               d. be primary and without right of contribution from any other insurance which is carried by, or otherwise available to, any Additional Insured;

               e. provide that in respect of the interests of any Additional Insured in such policies, the insurance shall not be invalidated by any action or inaction of Licensee or any other Person and shall insure each Additional Insured regardless of any breach or violation of any warranty, declaration or condition contained in such policies by Licensee or any other Person;

               f. shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each Additional Insured; and

               g. in accordance with the terms and conditions of the contractual liability coverage provided by such Insurance Policy, insure the obligations of Licensee to indemnify the Additional Insureds hereunder.

The first Twenty-Five Million Dollars ($25,000,000) of automobile liability insurance and general liability insurance shall each be on an occurrence form. The first Twenty-Five Million Dollars of automobile liability insurance shall not be subject to any annual aggregate limit of liability.

     11.3 Each liability Insurance Policy and any all-risks Insurance Policy of Licensee which covers vehicles shall waive any rights of subrogation against the Additional Insureds.

     11.4   Proof of Insurance.  At least once a year, from time to time at
            ------------------
Licensor's request, and any time a new policy is to go into effect, Licensee shall provide Licensor with insurance certificates and other evidence, reasonably satisfactory to Licensor, that the benefits and coverage required by this Section 11 are in full force and effect. The certificate shall describe the perils covered by each policy of insurance then in force, identify the insurer or insurers with which such policies of insurance are carried and maintained, specify the amounts of insurance coverage provided against each such peril, and describe the provisions contained in such policies of insurance so as to evidence compliance with the requirements of this Section
11. Licensor shall have no duty to examine such insurance certificates or the Insurance Policies to verify compliance. Licensee shall provide a copy of its insurance policies to Licensor promptly following a request therefor, if available.

12.  Default and Termination.
     -----------------------

     12.1 Licensee shall be deemed to be in default under this Agreement, and this Agreement and all rights granted hereunder will automatically terminate without notice to Licensee, if any of the following events occur:

            (a) if Licensee commences a voluntary case or other proceeding seeking liquidation, rehabilitation, reorganization, conservatorship or other relief for itself or its assets under bankruptcy, insolvency or other similar laws, or seeking the appointment of a trustee, receiver or other similar official for itself or any substantial part of its property, or consents to any such relief in an involuntary case or proceeding commenced against it, or makes a general assignment for the benefit of creditors, or takes any corporate action to authorize any of the foregoing.

     12.2 Licensee shall be deemed to be in default under this Agreement, and Licensor may, at its option, immediately terminate this Agreement and all rights granted hereunder upon notice to Licensee, if any of the following events occur:

            (a) if there is any attempted assignment or sublicense of this Agreement or any interest therein by Licensee, contrary to the terms hereof,

            (b) if Licensee is convicted of a felony or any other crime that is reasonably likely, in the opinion of Licensor, to affect adversely the Marks, the goodwill associated therewith, or Licensor's interest herein, or

            (c) If Licensee knowingly disseminates any materials required to be approved by Licensor when approval has been specifically refused by Licensor.

     12.3 Licensee shall be deemed to be in default and Licensor may, at its option, upon thirty (30) days written notice to Licensee terminate this Agreement and all rights granted hereunder if Licensee fails to maintain insurance coverage as required under Section 11 and Licensee fails to cure the default within the thirty (30) day notice period.

     12.4 Licensee shall be deemed to be in default and Licensor may, at its option, upon sixty (60) days written notice to Licensee terminate this Agreement and all rights granted hereunder if any of the following events occur and Licensee fails to cure the default within the sixty (60) day notice period:

            (a) if any involuntary case or other proceeding is commenced against Licensee seeking liquidation, rehabilitation, reorganization, conservatorship or other relief with respect to it or to its assets under any bankruptcy, insolvency or other similar law, or seeking the appointment of a trustee, receiver or other similar official with respect to it or any substantial part of its property,

            (b) if Licensee breaches any of the covenants hereunder not specified in 12.1 and/or 12.2,

            (c) if Licensee violates the competition provisions (Section 6.2) of the Asset Purchase Agreement (which provisions are incorporated by reference into this Agreement),

            (d) if Licensee fails, refuses or neglects to promptly pay any monies owing to Licensor when due, or to submit the information required by Licensor under this Agreement, or

            (e) if Licensee fails to maintain the quality standards specified by this Agreement (provided Licensee must immediately upon such notice commence reasonable efforts to remedy such quality standards matter, otherwise the sixty (60) days notice and cure period provided in this Section 12.4 shall only be thirty
                  (30) days).

     12.5 Licensor shall be deemed to be in default under this Agreement, and this Agreement will automatically terminate without notice to Licensor, in the event:

            (a) Licensor commences a voluntary case or other proceeding seeking liquidation, rehabilitation, reorganization, conservatorship or other relief for itself or its assets under bankruptcy, insolvency or other similar laws, or seeking the appointment of a trustee, receiver or other similar official for itself or any substantial part of its property, or consents to any such relief in an involuntary case or proceeding commenced against it, or makes a general assignment for the benefit of creditors, or takes any corporate action to authorize any of the foregoing.

     12.6 Licensor shall be deemed to be in default and Licensee may, at its option, upon sixty (60) days written notice to Licensor terminate this Agreement and all rights granted hereunder if any of the following events occur and Licensor fails to cure the default within the sixty (60) day notice period:

            (a) if any involuntary case or other proceeding is commenced against Licensor seeking liquidation, rehabilitation, reorganization, conservatorship or other relief with respect to it or to its assets under any bankruptcy, insolvency or other similar law, or seeking the appointment of a trustee, receiver or other similar official with respect to it or any substantial part of its property,

            (b) Licensor breaches any of its representations or covenants hereunder, or

            (c) Licensor fails to maintain the registrations for the Marks in accordance with Section 6.4 of this Agreement.

     If Licensee terminates this Agreement on account of Licensor's default, Licensee may seek monetary relief, specific performance or injunctive relief.
If a court should order specific performance in the form of a license to use the Marks, Licensor and Licensee agree that they will execute such an agreement on terms no less favorable to Licensor than those set forth herein.

     12.7 If Licensee fails to use any of the Marks in a bona fide commercial manner within a period of three (3) years from the date of execution hereof, or if Licensee discontinues use of any of the Marks for a period of three (3) years, Licensor may, at its option, terminate this Agreement and all rights granted hereunder upon notice to Licensee but only with respect to the Marks which Licensee has ceased using for such period of time.

13.  Obligations Upon Termination or Expiration.
     ------------------------------------------

     13.1 Upon termination or expiration of this Agreement, all rights granted hereunder to Licensee shall terminate. In addition, upon termination or expiration, Licensee will and, when applicable, require each Dealer to:

            (a)   cease all use of the Marks in any form,

            (b) refrain from holding itself out to the public as a present or former Licensee,

            (c) promptly make such modifications or alterations to its premises and the premises of its Dealers as may be necessary to prevent the operation of any business thereon by itself or others in derogation of this Section,

            (d) promptly remove and/or destroy all materials using any of the Marks including, but not limited to, signs, advertising and promotional materials, and all copies thereof,

            (e) take such action as shall be necessary to cancel any assumed name, trade name or equivalent registration which contains any of the Marks, and

            (f) promptly pay all sums owing to Licensor, including all damages, costs and expenses, including reasonable attorneys' fees incurred by Licensor as result of any default.

     13.2 Licensee shall furnish Licensor with evidence satisfactory to Licensor of compliance with the obligation of this section within sixty (60) days after termination or expiration of this Agreement.

     13.3 In the event Licensee continues to operate any business, Licensee agrees not to use any reproduction, counterfeit, copy or colorable imitation of the Marks, either in connection with such other business or in the promotion thereof, which is likely to cause confusion, mistake or deception, or which is likely to dilute Licensor's rights in and to the Marks; and Licensee further agrees not to utilize any designation of origin or description or representation which falsely suggests or represents an association or connection with Licensor so as to constitute unfair competition.

14.  Amendments and Waivers/Attorney Fees.
     ------------------------------------

     This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The prevailing party in any action to enforce this Agreement shall recover from the other party all costs and expenses, including reasonable attorneys' fees, incurred therein.

15.  Assignment.
     ----------

     15.1 Licensee may assign this Agreement, upon l0 days prior notice to and without the consent of Licensor, only to a party who purchases or acquires, as a going concern, the business of Licensee or all or substantially all of Licensee's assets, provided, however, that any assignee of this Agreement must
(a) agree with Licensor, in writing, to be bound by the terms and provisions hereof, (b) have a debt/equity ratio as good as Licensee's at the time of execution hereof, (c) be the assignee of the competition provisions in Section 6.2(d) of the Asset Purchase Agreement and the following agreements defined in the Asset Purchase Agreement (to the extent such agreements are still existing at the time of such assignment): (i) the Copyright License Agreement, (ii) the Software License Agreement, (iii) the Dealer Agreement, (iv) the Administrative Services Agreement, (v) the Maintenance Agreement, (vi) the MIS Support Agreement, and (vii) the Used Truck Sales Agreement, and (d) not be one of the parties or an affiliate (as that term is defined in the Asset Purchase Agreement) of any of the parties set forth in paragraph number 8 on Schedule 3 of this Agreement. In addition, Licensee may assign its rights hereunder to any lenders which provide financing to Licensee for the purpose of consummating the transactions contemplated under the Asset Purchase Agreement, or refinancing any such financing, including any successors thereto. Except as expressly set forth in this Section 15.1, Licensee may not assign its rights in this Agreement.

     15.2 This Agreement may be assigned, transferred, sublicensed or otherwise delegated by Licensor following notice to but without the prior written consent of Licensee.

     15.3 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon anyone not a party hereto any rights or remedies hereunder.

16.  Confidentiality.
     ---------------

     Any confidential information disclosed by either party to the other pursuant to this Agreement, except as set forth, below shall be considered confidential to the disclosing party. The obligation of confidentiality set forth in the preceding sentence shall not apply to information which (a) was publicly available at the time of the disclosure to the receiving party; (b) subsequently becomes publicly available through no fault of the receiving party;
(c) is rightfully acquired by the receiving party, subsequent to disclosure by the other party from a third party who is not in breach of a confidential relationship with regard to such information; (d) is independently developed by the receiving party solely through the efforts of individuals who did not have access to the confidential information, as evidenced by the receiving party's written records; or (e) is required to be made public by law or regulation.

17.  Entire Agreement.
     ----------------

     This Agreement (including agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to therein.

18.  Survival.
     --------

     The rights and obligations set forth in Sections 3.2, 5.9, 6.5, 6.7, 6.8, 6.9, 10, 13 and 16 shall survive termination of this Agreement.

19.  Counterparts; Facsimile Signatures.
     ----------------------------------

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

20.  Notices.
     -------

     All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or registered or certified mail return receipt requested to the appropriate address set forth below. Notices to Licensor shall be addressed to:

                    Ryder System, Inc.

                    3600 N.W. 82nd Avenue
                    Miami, Florida 33166
                    Attention:  President

                    with a copy to:

                    Ryder System, Inc.
                    3600 N.W. 82nd Avenue
                    Miami, Florida 33166
                    Attention:  General Counsel

or at such other address and to the attention of such other party as Licensor may designate by written notice to Licensee.

Notices to Licensee shall be addressed to:

                    Ryder TRS, Inc.
                    8669 N.W. 36th Street
                    Miami, Florida 33166
                    Attention:  President

                    with a copy to:

                    Questor Management Company
                    4000 Town Center, Suite 530
                    Southfield, Michigan 48075
                    Attention:  President

                    and with an additional copy to:

                    Willkie Farr & Gallagher
                    153 East 53rd Street
                    New York, New York 10022
                    Attention:  Thomas M. Cerabino

or at such other address and to the attention of such other party as Licensee may designate by written notice to Licensor.

21.  Dispute Resolution; Governing Law and Jurisdiction.
     --------------------------------------------------

     21.1 The parties agree that if any disputes arise under Sections 2, 4, 5 and 7, senior management of the parties will meet (or designate other representatives to meet) and negotiate in good faith in an attempt to resolve the dispute. In the event that the parties are unable to resolve the dispute within thirty (30) days from the date of written notice of disagreement, either party may submit and the other party may agree to refer the dispute to mediation which shall be conducted under the then applicable rules of the CPR/INTA Alternative Dispute Resolution Program, or such other mediation process which shall be agreed to by the parties. None of the remaining provisions of this Agreement, including without limitation, the provisions of Section 12 (Default and Termination) shall be subject to this dispute resolution provision. Notwithstanding anything in this

Section 21.1, this section shall not prohibit either party from immediately seeking equitable relief in court if it so desires.

     21.2 Except as set forth in Section 2l.l, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York U.S.A. without regard to its provisions concerning conflicts or choice of law. The parties consent to the jurisdiction of the courts situated in New York for the resolution of any disputes as to the construction of this Agreement.

     21.3 Notwithstanding the foregoing, Licensee acknowledges that its failure to comply with its obligations under this Agreement could cause immediate and irreparable harm to Licensor for which money damages would be inadequate. Accordingly, in the event of Licensee's breach of this Agreement, Licensor may seek equitable relief, including specific performance of Licensee's obligations and injunctive relief to prevent Licensee's continued use of the Marks. Such remedy shall not be deemed to be the exclusive remedy for breach but shall be in addition to all other remedies available at law or in equity.

22.  Severability.
     ------------

     Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

23.  Interpretation; Absence of Presumption.
     --------------------------------------

     This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

                            (CONTINUED ON NEXT PAGE)

     IN WITNESS WHEREOF, the parties have caused this Trademark License Agreement to be executed by their duly authorized officers as of the date first written above.


RYDER SYSTEM, INC.                RYDER TRS, INC. (f/k/a
"Licensor"                        RCTR HOLDINGS, INC.)
                                  "Licensee"


By:/s/ Dwight D. Denny            By:/s/  Wallace Rueckel
   -------------------------         ---------------------------
Dwight D. Denny                       Wallace Rueckel
Executive Vice President              Senior Vice President &
     Development                      Treasurer

                                   SCHEDULE 1

                                   (ATTACHED)

                      RYDER/(R)/
                         TOGETHER, WE'RE GOING PLACES

                                   SCHEDULE 2

--------------------------------------------------------------------------------
           MARK                REGISTRATION/APPLICATION        GOODS/SERVICES
--------------------------------------------------------------------------------
RYDER                        1123006; Reg. July 24, 1979    Leasing and renting
                                                            vehicles, namely
                                                            truck vehicles
                                                            (Int'l Cl. 39).
--------------------------------------------------------------------------------
RYDER                        1575603; Reg. January 2, 1990  Moving van
                                                            services; including
                                                            packing, loading,
                                                            and unloading
                                                            services; packaging
                                                            articles for
                                                            transportation; and
                                                            freight
                                                            transportation
                                                            services by van and
                                                            trucks (Int'l Cl.
                                                            39).
--------------------------------------------------------------------------------
RYDER CONSUMER               1931103; Reg. October 31,      Truck rental and
TRUCK RENTAL                 1995                           leasing services
                                                            (Int'l Cl. 39).
--------------------------------------------------------------------------------
RYDER FIRST                  1737775; Reg. December 1,      Computerized truck
                             1992                           rental services
                                                            (Int'l Cl. 39).
--------------------------------------------------------------------------------
RYDER TRUCK DELIVERY &       1946483; Reg. January 9, 1996  Truck rental and
DESIGN                                                      leasing services
                                                            and related pick up
                                                            and delivery
                                                            services of trucks
                                                            and moving
                                                            supplies, namely
                                                            boxes, tape and
                                                            rope (Int'l Cl. 39).
--------------------------------------------------------------------------------
1-800-GO-RYDER               75/037440; App. December 26,   Leasing and renting
                             1995                           of truck vehicles
                                                            (Int'l Cl. 39).
--------------------------------------------------------------------------------
YELLOW TRUCK & RYDER &       74/735714; App. September      Truck rental and
DESIGN                       29, 1995                       leasing services
                                                            (Int'l Cl. 39).
--------------------------------------------------------------------------------
YELLOW TRUCK & DESIGN        74/735715; App. September      Truck rental and
                             29, 1995                       leasing services
                                                            (Int'l Cl. 39).
--------------------------------------------------------------------------------

                                   SCHEDULE 5
                                                                     Page 1 of 2
                                  Use of Marks
                                  ------------

          When used as a trademark, the RYDER mark must appear in the logotype attached hereto. The logotype may appear only in white (if printing is limited to one color) or in those colors approved by Licensor. The logotype should never be used in a "readthru" fashion, i.e., appear within the body of a sentence, nor should it ever appear smaller than 3/32" in height (positive) or 1/8" in height (reversed). When reproducing the logotype, care should be taken to ensure that sharpness of detail is maintained. The logotype should not be screened or textured or presented in an outline version.

                               Use of Descriptors
                               ------------------

          Descriptors shall be used in sufficient proximity to the Marks such that a reasonable observer would normally view the Marks and the Descriptors in a single visual impression.

          Descriptors shall be sufficiently prominent that a reasonable observer could normally be able to pick out the Descriptor from surrounding text and design features at least as easily as such observer could pick out the Marks.

          Descriptors used in radio or television advertising must be used at least once in at least the same volume or intensity as the Marks and immediately following use of the Marks.

                      Use of a New Trademark
                      ----------------------

          A New Trademark must appear in a manner visually distinct from the Marks.

          A New Trademark must create a separate commercial impression such that it does not make (or appear to make) the New Trademark part of the Mark.

          When a New Trademark is used in close connection with the Ryder Mark, the Ryder Mark must appear in a type size no greater than three-quarters (3/4) the size of the New Trademark.

          New Trademarks will not be used in such a manner as to physically or visually touch the Marks or otherwise be combined, connected or integrated with the Marks so as to form a composite mark.

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                                  SCHEDULE 5
                                                                     Page 2 of 2



--------------------------------------------------------------------------------
Positive

                                                                           RYDER




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Negative
                                                                           RYDER
--------------------------------------------------------------------------------


                                       7